                                                /------------------------------/
                                                /        OMB APPROVAL          /
                                                /------------------------------/
                                                / OMB Number:        3235-0287 /
                                                / Expires:  September 30, 1998 /
                                                / Estimated average burden     /
                                                / hours per response...... 0.5 /
                                                /------------------------------/

+--------+
| FORM 4 |                       U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                               WASHINGTON, D.C. 20549
[_] Check this box if
    no longer subject         STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
    to Section 16.
    Form 4 or Form 5       Filed pursuant to Section 16(a) of the Securities
    obligations may           Exchange Act of 1934, Section 17(a) of the
    continue. See            Public Utility Holding Company Act of 1935 or
    Instruction 1(b).      Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)

--------------------------------------------------------------------------------
1.  Name and Address of Reporting Person*

        Lazzara, Jr.                  Gasper
--------------------------------------------------------------------------------
        (Last)                      (First)                        (Middle)

        5000 Sawgrass Village Circle, Suite 25
--------------------------------------------------------------------------------
                                   (Street)

        Ponte Vedra Beach             FL                              32082
--------------------------------------------------------------------------------
        (City)                      (State)                           (Zip)


2.  Issuer Name and Ticker or Trading Symbol

    Orthodontic Centers of America Inc. ("OCA")
    ------------------------------------------------------------------------

3.  IRS or Identification Number of Reporting Person if an entity
    (Voluntary)
                --------------

4.  Statement for Month/Year    May 1999
                             ---------------------------------------------------

5.  If Amendment, Date of Original (Month/Year)
                                               ---------------------------------


6.  Relationship of Reporting Person(s) to Issuer (Check all applicable)


    [X] Director    [X] Officer             [ ] 10% Owner    [ ] Other
                        (give title below)                       (specify below)

     Chairman and Co-Chief Executive Officer
    ----------------------------------------------------------------

7.  Individual or Joint/Group Filing (Check Applicable Line)

    __X__ Form filed by One Reporting Person
    _____ Form filed by More than One Reporting Person

TABLE I--NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

------------------------------------------------------------------------------------------------------------------------------------
1. Title              2. Trans-  3. Trans-       4. Securities Acquired (A)        5. Amount of         6. Owner-     7. Nature
   of                    action     action          or Disposed of (D)                Securities           ship          of In-
   Security              Date       Code            (Instr. 3, 4 and 5)               Beneficially         Form:         direct
   (Instr. 3)            (Month/    (Instr. 8)                                        Owned at             Direct        Bene-
                         Day/    -----------------------------------------------      End of               (D) or        ficial
                         Year)                                                        Month                Indirect      Owner-
                                  Code       V   Amount        (A) or    Price        (Instr. 3 and 4)     (I)           ship
                                                               (D)                                         (Instr. 4)    (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/14/99     P              25,000        A        $11.50         2,774,924             I       By limited
                                                                                                                      partnership
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/11/99     P              85,000        A        $12.00         2,774,924             I       By limited
                                                                                                                      partnership
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/11/99     P              15,000        A        $11.9375       2,774,924             I       By limited
                                                                                                                      partnership
-----------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/11/99     P               4,100        A        $12.0625          36,142             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/11/99     P                 900        A        $12.00            36,142             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/10/99     P               5,000        A        $10.875           36,142             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/10/99     P               5,000        A        $11.0625          36,142             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock          5/6/99      P               5,000        A        $11.00            36,142             D
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                             301,832             I       By charitable
                                                                                                                         trust
------------------------------------------------------------------------------------------------------------------------------------
 Common Stock                                                                             685,400             I       By trusts for
                                                                                                                       benefit of
                                                                                                                        children
------------------------------------------------------------------------------------------------------------------------------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If this form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)

  TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
        (e.g., puts, calls, warrants, options, convertible securities)

-----------------------------------------------------------------------------------------------------------------------------
 1. Title of Derivative            2. Conver-          3. Trans-           4. Transac-            5. Number of Deriv-
    Security (Instr. 3)               sion or             action              tion Code              ative Securities
                                      Exercise            Date                (Instr. 8)             Acquired (A) or
                                      Price of            (Month/                                    Disposed of (D)
                                      Deriv-              Day/                                       (Instr. 3, 4, and 5)
                                      ative               Year)
                                      Security

                                                                           ---------------------------------------------------
                                                                           Code      V                 (A)         (D)

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------

 TABLE II--DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
   (e.g., puts, calls, warrants, options, convertible securities)--CONTINUED

------------------------------------------------------------------------------------------------------------------------------------
                              6. Date Exer-     7. Title and Amount of       8. Price    9. Number       10. Owner-    11. Na-
                                 cisable and       Underlying Securities        of          of Deriv-        ship          ture
                                 Expiration        (Instr. 3 and 4)             Deriv-      ative            Form          of In-
                                 Date                                           ative       Secur-           of De-        direct
                                 (Month/Day/                                    Secur-      ities            rivative      Bene-
                                 Year)                                          ity         Bene-            Secu-         ficial
                                                                                (Instr.     ficially         rity:         Owner-
                               --------------------------------------------     5)          Owned            Direct        ship
                               Date     Expira-              Amount or                      at End           (D) or        (Instr.
                               Exer-    tion         Title   Number of                      of               Indi-         4)
                               cisable  Date                 Shares                         Month            rect (1)
                                                                                            (Instr. 4)       (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses: The reporting person disclaims beneficial ownership of these shares, and this report shall not be deemed as admission that such reporting person is the beneficial owner of such shares for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or any other purpose.

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                               /s/ Gasper Lazzara, Jr. D.D.S.      June 4, 1999
                              -------------------------------  -----------------
                              **Signature of Reporting Person        Date